NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, SEPT. 15, 2005

GROUP 1 AUTOMOTIVE RESUMES OPERATIONS AT FOUR NEW ORLEANS-AREA DEALERSHIPS

HOUSTON, Sept. 15, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it has resumed operations at four of its six New Orleans-area dealerships, all of which have been closed since Hurricane Katrina hit the area in late August.

The four re-opened dealerships are located on the West Bank, where flooding was less severe than in other areas, and consist of Buick, Ford, GMC, Lincoln-Mercury, Pontiac and Toyota/Scion franchises. Although each of the dealerships suffered physical damage and some significant repairs remain to be made, utility services have been restored and the dealerships’ 322 employees have begun returning to work. The company expects that customer traffic will increase as residents and business owners return to the area.

The company’s two remaining dealerships in the area, Ford in New Orleans and Dodge in Metairie, suffered severe and prolonged flooding, and remain closed. To date, limited access to these stores has prevented the completion of a damage assessment.

The West Bank, New Orleans and Metairie dealerships contributed 4.3 percent, 0.5 percent and 0.8 percent, respectively, of Group 1’s total new vehicle unit sales during the first six months of 2005.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 143 franchises, 33 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.